PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED NOVEMBER 13, 1998, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 11, 1999, PROSPECTUS NO. 2 DATED MAY 10, 1999 AND PROSPECTUS NO. 3 DATED AUGUST 2, 1999)

                                  $75,000,000

                               GETTY IMAGES, INC.

                      4.75% CONVERTIBLE SUBORDINATED NOTES

                                    DUE 2003

     This Prospectus Supplement supplements information contained in that certain prospectus dated November 13, 1998, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $75,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following line item supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the principal amounts of Registrable Notes beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus, as amended or supplemented:

Cantor Fitzgerald & Co....................................  150,000    5,262    5,262

 All information provided in this Prospectus Supplement is as of September 23,
                                     1999.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 8, 1999.